Exhibit 10.6

ROGERS CORPORATION
VOLUNTARY DEFERRED COMPENSATION PLAN FOR KEY EMPLOYEES

(As Amended and Restated Effective as of October 24, 2007)

FOURTH AMENDMENT

Pursuant to the powers and procedures for amendment of the Rogers Corporation Voluntary Deferred Compensation Plan For Key Employees, as amended and restated effective as of October 24, 2007, as further amended effective on May 20, 2008, as further amended effective on July 30, 2009, and as further amended on February 12, 2010 (the “Plan”), the Compensation and Organization Committee of the Board of Directors of Rogers Corporation (the “Committee”) hereby amends the Plan as follows effective as of January 1, 2009:

1.	Section 6(b) of the Plan is hereby amended by inserting the following as an additional sentence at the end of that section:

“For the avoidance of doubt, in no event shall any changes to the characterization of any amounts credited to each sub-account within the Participant’s Deferred Compensation Account (i.e., from Stock to cash or vice versa) affect the Participant’s form of payment specified in the Participant’s Deferral Election(s) pursuant to Section 6(c) below.”

2.	The fourth sentence of Section 7 is hereby amended to read as follows:

“Any amounts which remain credited to a Participant’s Deferred Compensation Account at the time of his or her death which are not payable to a designated beneficiary shall be paid to the estate of such Participant in a single lump sum in accordance with Section 6(c) within sixty (60) days after the death of such Participant.”

3.	Except as expressly amended by this Fourth Amendment, the Plan in all other respects remains in full force and effect and is hereby confirmed.

IN WITNESS WHEREOF, Rogers Corporation has caused this Fourth Amendment to the Plan to be duly executed on this 7th day of December, 2010.

ROGERS CORPORATION

By:   /s/ Robert M. Soffer
Its:  Vice President and Secretary